Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary
(303) 573-1660

ROYAL GOLD ENTERS INTO AN AGREEMENT TO ACQUIRE
ROYALTY INTERESTS ON MARIGOLD AND EL CHANATE AND MINES
FROM ANGLOGOLD ASHANTI

DENVER, COLORADO. JANUARY 24, 2008: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading publicly-traded precious metals royalty company, today announced that it entered into an agreement to acquire three royalties from AngloGold Ashanti (USA) Exploration Inc., a wholly-owned subsidiary of AngloGold Ashanti North America, for $13.75 million. The first royalty is a 2.0% net smelter return (“NSR”) royalty on the Marigold mine, located on the Battle Mountain-Eureka trend in Nevada, and operated by Goldcorp, Inc. The other two royalties are a 2.0-4.0% sliding-scale NSR royalty and a 10.0% net profits interest (“NPI”) royalty, each on the El Chanate mine, located in Sonora, Mexico and operated by Capital Gold, Inc. The transaction is subject to completion of due diligence and is expected to close by the end of the first calendar quarter.
Tony Jensen, Royal Gold’s President and Chief Executive Officer, commented, “We expect these acquisitions to be accretive on all measures and to provide immediate and near-term cash flow. Including this transaction with AngloGold Ashanti, Royal Gold will own 19 royalties containing reserves, of which 13 are in operation and six are in the development pipeline.”

The Marigold mine is a large scale, multiple open pit, heap leach operation. According to Goldcorp’s December 31, 2006 reserve statement, proven and probable reserves include 102.2 million tons (92.7 million tonnes) of ore, at a grade of 0.021ounces per ton (0.71 grams per tonne), containing about 2.1 million ounces of gold. The mine also contains additional mineralized material of 253.6 million tons (230.1 million tonnes) of ore, at a grade of 0.014 ounces per ton (0.48 grams per tonne). The 2.0% NSR royalty interest burdens the majority of five sections of the mine, containing a number of open pits, but does not cover the current mining in the Basalt/Antler area. Approximately 38% of the current reserves are covered by this royalty. Based on its own internal estimates, Royal Gold expects to begin receiving royalty revenue in calendar 2010.
According to Capital Gold’s reserve statement on September 4, 2007, El Chanate contains proven and probable reserves of 43.5 million tons (39.5 million tonnes) of ore, at a grade of 0.019 ounces per ton (0.66 grams per tonne), containing about 832,000 ounces of gold. The mine commenced production in mid-2007 and Capital Gold estimates production of approximately 60,000 ounces of gold in calendar 2008, with a potential expansion to 100,000 ounces per year in calendar 2009. The mine also contains additional mineralized material of 50.3 million tons (45.6 million tonnes) of ore, at a grade of 0.021 ounces per ton (0.71 grams per tonne). The El Chanate sliding-scale royalty pays at a rate of 2.0% when the average gold price is below $300 per ounce, 3.0% when the gold price is between $300 and $350, and 4.0% when the gold price is above $350 per ounce. The sliding-scale royalty is capped once payments of approximately $17 million have been received and the 10.0% net profits interest royalty is capped at $1.0 million.
Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.
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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include expectations on the timing of the closing of the transaction, expectations that these royalties will be accretive on all measures and provide immediate and near-term cash flow, the operator’s estimates of proven and probable reserves and additional mineralization, the operator’s production estimates, and an estimate of when production is to commence, and expectations on the contribution of revenues. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. In addition, acquired royalty interests on certain projects are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.